Exhibit 99.1
CONTACT:
Tom Steinbauer
Senior Vice President, Chief Financial Officer
Ameristar Casinos, Inc.
(702) 567-7000
AMERISTAR CASINOS REPORTS THIRD QUARTER 2010 RESULTS
«	Third Quarter Consolidated Net Revenues Hold Steady Year Over Year at $299.6 Million

«	Strong Consolidated Adjusted EBITDA of $81.2 Million and Adjusted EBITDA Margin of 27.1% Despite Low Table Games Hold at Several Properties

«	Ameristar Black Hawk Adjusted EBITDA Grew 38.3% ($3.8 Million) Year Over Year, Benefiting from the New Hotel and Other Amenities

«	Continued Strengthening of Balance Sheet with $59 Million in Third Quarter Debt Repayments for a Total of $123 Million in Year-to-Date Repayments
LAS VEGAS, Wednesday, November 3, 2010 — Ameristar Casinos, Inc. (NASDAQ-GS: ASCA) today announced financial results for the third quarter of 2010.
“The third quarter produced a solid and steady financial performance,” said Gordon Kanofsky, Ameristar’s Chief Executive Officer. “Our key financial metrics, including net revenues, Adjusted EBITDA and Adjusted EBITDA margin, generally reflected signs of stabilization in this difficult economic environment. Overall, we had smaller quarterly year-over-year variances and relatively consistent sequential results. These steadied results were also evident at our East Chicago and St. Charles properties, both of which have encountered new challenges in their respective markets. A bridge closure near our East Chicago property has adversely impacted the year-over-year comparisons since November 2009. However, we believe East Chicago’s 2010 third quarter results were positive under the circumstances and indicative of our expectations for normalized operations going forward. Also, our St. Charles property appears to have stabilized in all key financial metrics, as well as admissions and market share, since the opening of a new competitor in March 2010.

Please refer to the tables beginning on page 10 of this release for the reconciliation of the non-GAAP financial measures Adjusted EBITDA and Adjusted EPS reported throughout this release. Additionally, more information on these non-GAAP financial measures can be found under the caption “Use of Non-GAAP Financial Measures” at the end of this release.

“Ameristar Black Hawk had strong third quarter year-over-year net revenue growth of 50.5%. This significantly contributed to producing the first quarter since 2008 in which consolidated net revenues did not decline year over year,” added Kanofsky. “In addition to Ameristar Black Hawk, several of our properties in stable competitive environments produced solid financial results this quarter in all key financial metrics. Our Vicksburg, Council Bluffs and Kansas City properties improved or were down only slightly in Adjusted EBITDA compared to the prior-year third quarter.”
Third Quarter 2010 Results
The following factors impacted the comparison between the third quarters of 2010 and 2009:
•	East Chicago bridge closure. The closure of the Cline Avenue bridge has made access less convenient for many of the property’s guests. The closure resulted in decreases of $4.6 million (7.7%) and $2.5 million (24.3%) in the property’s net revenues and Adjusted EBITDA, respectively, as compared to the prior-year third quarter. This is a substantial improvement from the second quarter of 2010, in which the property had year-over-year declines of $17.5 million (25.6%) in net revenues and $9.2 million (62.6%) in Adjusted EBITDA.

•	Black Hawk hotel. Our hotel that opened in late September 2009 contributed to Ameristar Black Hawk’s $13.3 million and $3.8 million increases in year-over-year net revenues and Adjusted EBITDA, respectively. “We continue to be pleased with Ameristar Black Hawk’s financial performance, especially considering we reached the anniversary of the regulatory improvements at the beginning of the third quarter,” said Kanofsky. “To offer some long-term perspective on Ameristar Black Hawk’s growth, the property produced approximately $7 million in Adjusted EBITDA during 2005, which was the first full calendar year following our acquisition of the property. Adjusted EBITDA for the 12 months ended September 30, 2010 totaled $53.0 million on our total investment in the property of approximately $415 million. The significant growth can be attributed to our hotel, the regulatory changes and our 2006 rebranding, which more than offset the adverse impact of the statewide smoking ban that went into effect in 2008.”

•	Ameristar St. Charles. During the third quarter of 2010, our St. Charles property’s net revenues and Adjusted EBITDA declined $6.6 million (9.1%) and $4.4 million (17.7%), respectively, from the prior-year third quarter. The decreases were mostly due to the entry of a new competitor in the St. Louis gaming market in March 2010. The adverse impact from the new competitor stabilized during the second and third quarters of 2010. The third quarter declines were relatively consistent with the second quarter’s year-over-year declines of 11.6% in net revenues and 14.2% in Adjusted EBITDA.
Consolidated net revenues for the third quarter improved year over year by $0.1 million, to $299.6 million. For the quarter ended September 30, 2010, promotional allowances increased $10.6 million (15.6%) over the prior-year third quarter. The rise in promotional allowances was mostly due to increased promotional spending related to the new hotel in Black Hawk and our efforts to draw business following the bridge closure near our East Chicago property. We generated operating income of $48.7 million in the third quarter of 2010, compared to $50.7 million in the same period in 2009. Consolidated Adjusted EBITDA decreased 3.8%, from $84.4 million in the third quarter of 2009 to $81.2 million in 2010. Consolidated Adjusted EBITDA margin decreased 1.1 percentage points, from 28.2% in the third quarter of 2009 to 27.1% in the third quarter of 2010.
The declines in operating income, Adjusted EBITDA and the related margin are primarily attributable to lower table games hold percentages at our Vicksburg and Missouri properties. We believe that table hold variances accounted for approximately $2.8 million of the decline in Adjusted EBITDA and a drop of 0.9 percentage point in Adjusted EBITDA margin compared to the prior-year third quarter. Also contributing to the declines were the changed competitive environments at St. Charles and East Chicago, offset to a significant degree by the improved performance at Black Hawk.
For the quarter ended September 30, 2010, the Company reported net income of $11.9 million, or $0.20 per diluted share, compared to net income of $14.5 million, or $0.25 per diluted share, for the quarter ended September 30, 2009. Adjusted EPS was $0.21 for the quarter ended September 30, 2010, compared to $0.27 for the 2009 third quarter. The decrease in Adjusted EPS from the prior-year third quarter was primarily attributable to higher income tax expense and increased depreciation expense from the Black Hawk hotel, as partially offset by lower borrowing costs.

Additional Financial Information
Debt. At September 30, 2010, our outstanding debt was $1.57 billion. Net repayments in the third quarter of 2010 totaled $59.2 million, including a $58.0 million repayment of a portion of the principal balance outstanding under the revolving credit facility. After taking into consideration the $120.0 million in net repayments under the revolving credit facility made during the first nine months of 2010, the Company has $107.0 million due on November 10, 2010, with approximately $168 million available for borrowing under the extended portion of the revolving credit facility. The Company intends to repay all 2010 debt maturities with cash from operations and availability under the extended portion of the revolving credit facility. At September 30, 2010, our total leverage and senior leverage ratios (each as defined in the senior credit facility) were required to be no more than 6.00:1 and 5.50:1, respectively. As of that date, our total leverage and senior leverage ratios were each 4.81:1.
Interest Expense. For the third quarter of 2010, net interest expense was $28.1 million, compared to $30.1 million in the prior-year third quarter. The decrease is due mostly to the July 2010 termination of the Company’s two interest rate swap agreements, with a partial offset from lower capitalized interest. Capitalized interest decreased from $4.2 million for the third quarter of 2009 to $0.2 million in the 2010 third quarter, due to the completion of the Black Hawk hotel.
Capital Expenditures. For the third quarters of 2010 and 2009, capital expenditures were $14.1 million and $33.3 million, respectively.
Dividends. During the third quarter of 2010, our Board of Directors declared a cash dividend of $0.105 per share, which we paid on September 27, 2010.
Outlook
“We believe the signs of stabilization that were evident at most of our properties in the third quarter will continue into the 2010 fourth quarter,” said Kanofsky. “Year-over-year quarterly variances are expected to narrow at our Black Hawk and East Chicago properties. The positive impact from the Black Hawk hotel will be fully included in the final quarters of 2010 and 2009. During the fourth quarter, we will also lap the November 2009 East Chicago bridge closure and its adverse impact on that property’s financial results. As always, we will continue to focus on producing net revenue and EBITDA growth. We are optimistic the combination of solid net revenues and consistently strong margins should continue to produce efficient revenue flow-through.”
For the full year 2010, the Company currently expects:
•	depreciation to range from $108.2 million to $109.2 million.

•	interest expense, net of capitalized interest, to be between $122.5 million and $123.5 million, including non-cash interest expense of approximately $11 million.

•	the combined state and federal income tax rate to be in the range of 43.5% to 44.5%.

•	capital spending of $65 million to $70 million.

•	capitalized interest of $0.6 million to $0.7 million.

•	non-cash stock-based compensation expense of $13.8 million to $14.3 million.
Conference Call Information
We will hold a conference call to discuss our third quarter results on Wednesday, November 3, 2010 at noon EDT. The call may be accessed live by dialing toll-free (888) 694-4728 domestically, or (973) 582-2745, and referencing conference ID number 13620413. Conference call participants are requested to dial in at least five minutes early to ensure a prompt start. Interested parties wishing to listen to the conference call and view corresponding informative slides on the Internet may do so live at our website — www.ameristar.com — by clicking on “About Us/Investor Relations” and selecting the “Webcasts and Events” link. A copy of the slides will be available in the corresponding “Earnings Releases” section one-half hour before the conference call. In addition, the call will be recorded and can be replayed from 3 p.m. EDT, November 3, 2010 until 11:59 p.m. EST, November 17, 2010. To listen to the replay, call toll-free (800) 642-1687 domestically, or (706) 645-9291, and reference the conference ID number above.
Forward-Looking Information
This release contains certain forward-looking information that generally can be identified by the context of the statement or the use of forward-looking terminology, such as “believes,” “estimates,” “anticipates,” “intends,” “expects,” “plans,” “is confident that,” “should” or words of similar meaning, with reference to Ameristar or our management. Similarly, statements that describe our future plans, objectives, strategies, financial results or position, operational expectations or goals are forward-looking statements. It is possible that our expectations may not be met due to various factors, many of which are beyond our control, and we therefore cannot give any assurance that such expectations will prove to be correct. For a discussion of relevant factors, risks and uncertainties that could materially affect our future results, attention is directed to “Item 1A. Risk Factors” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2009, and “Item 1A. Risk Factors” and “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010.
On a monthly basis, gaming regulatory authorities in certain states in which we operate publish gross gaming revenue and/or certain other financial information for the gaming facilities that operate within their respective jurisdictions. Because various factors in addition to our gross gaming revenue (including operating costs, promotional allowances and corporate and other expenses) influence our operating income, Adjusted EBITDA and diluted earnings per share, such reported information, as it relates to Ameristar, may not accurately reflect the results of our operations for such periods or for future periods.
About Ameristar
Ameristar Casinos, Inc. is a leading Las Vegas-based gaming and entertainment company known for its premier properties characterized by state-of-the-art casino floors and superior dining, lodging and entertainment offerings. Ameristar’s focus on the total entertainment experience and the highest quality guest service has earned it leading positions in the markets in which it operates. Founded in 1954 in Jackpot, Nev., Ameristar has been a public company since November 1993. The Company has a portfolio of eight casinos in seven markets: Ameristar Casino Resort Spa St. Charles (greater St. Louis); Ameristar Casino Hotel East Chicago (Chicagoland area); Ameristar Casino Hotel Kansas City; Ameristar Casino Hotel Council Bluffs (Omaha, Neb., and southwestern Iowa); Ameristar Casino Hotel Vicksburg (Jackson, Miss., and Monroe, La.); Ameristar Casino Resort Spa Black Hawk (Denver metropolitan area); and Cactus Petes Resort Casino and The Horseshu Hotel and Casino in Jackpot, Nev. (Idaho and the Pacific Northwest).
Visit Ameristar Casinos’ website at www.ameristar.com (which shall not be deemed to be incorporated in or a part of this news release).

AMERISTAR CASINOS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in Thousands, Except Per Share Data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

REVENUES:
Casino	$314,314	$311,143	$941,973	$949,547
Food and beverage	35,444	31,198	101,379	103,970
Rooms	20,602	16,598	60,234	47,084
Other	7,499	8,197	23,681	25,012

	377,859	367,136	1,127,267	1,125,613
Less: promotional allowances	(78,292)	(67,706)	(232,077)	(201,444)

Net revenues	299,567	299,430	895,190	924,169

OPERATING EXPENSES:
Casino	137,595	135,418	407,237	421,898
Food and beverage	15,727	16,186	47,803	49,270
Rooms	4,650	2,162	13,782	6,496
Other	3,131	3,593	9,681	11,340
Selling, general and administrative	62,692	64,995	183,262	180,579
Depreciation and amortization	27,016	26,106	81,821	78,807
Impairment of goodwill	—	—	21,438	—
Impairment of other intangible assets	191	—	34,791	—
Impairment of fixed assets	—	12	4	107
Net (gain) loss on disposition of assets	(148)	264	(95)	99

Total operating expenses	250,854	248,736	799,724	748,596

Income from operations	48,713	50,694	95,466	175,573

OTHER INCOME (EXPENSE):
Interest income	114	122	338	390
Interest expense, net of capitalized interest	(28,065)	(30,100)	(96,564)	(72,617)
Loss on early retirement of debt	—	(155)	—	(5,365)
Other	956	1,091	655	1,675

INCOME (LOSS) BEFORE INCOME TAX PROVISION	21,718	21,652	(105)	99,656
Income tax provision	9,794	7,190	2,185	41,013

NET INCOME (LOSS)	$11,924	$14,462	$(2,290)	$58,643

EARNINGS (LOSS) PER SHARE:
Basic	$0.20	$0.25	$(0.04)	$1.02

Diluted	$0.20	$0.25	$(0.04)	$1.01

CASH DIVIDENDS DECLARED PER SHARE	$0.11	$0.21	$0.32	$0.32

WEIGHTED-AVERAGE SHARES OUTSTANDING:
Basic	58,188	57,648	58,003	57,491

Diluted	59,421	58,647	58,003	58,233

AMERISTAR CASINOS, INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED FINANCIAL DATA
(Dollars in Thousands)
(Unaudited)

	September 30,	December 31,
	2010	2009

Balance sheet data
Cash and cash equivalents	$87,269	$96,493
Total assets	$2,101,091	$2,214,628
Total debt, net of discount of $10,615 and $12,779	$1,555,902	$1,677,128
Stockholders’ equity	$342,901	$335,993

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

Consolidated cash flow information
Net cash provided by operating activities	$69,776	$86,040	$177,077	$212,244
Net cash used in investing activities	$(13,917)	$(40,165)	$(45,108)	$(136,569)
Net cash used in financing activities	$(66,496)	$(7,781)	$(141,193)	$(17,277)

Net revenues
Ameristar St. Charles	$65,479	$72,065	$200,579	$222,548
Ameristar East Chicago	55,379	59,967	162,358	196,088
Ameristar Kansas City	56,928	57,528	166,973	176,354
Ameristar Council Bluffs	38,759	38,451	116,141	120,689
Ameristar Vicksburg	27,335	27,918	87,489	92,063
Ameristar Black Hawk	39,499	26,246	113,963	67,292
Jackpot Properties	16,188	17,255	47,687	49,135

Consolidated net revenues	$299,567	$299,430	$895,190	$924,169

Operating income (loss)
Ameristar St. Charles	$13,544	$17,952	$44,998	$56,390
Ameristar East Chicago	3,686	6,330	(46,240)	29,912
Ameristar Kansas City	15,579	15,006	44,279	47,613
Ameristar Council Bluffs	12,320	12,232	36,144	36,439
Ameristar Vicksburg	7,440	6,099	26,457	25,373
Ameristar Black Hawk	8,634	4,567	25,462	10,438
Jackpot Properties	3,851	4,171	10,288	11,472
Corporate and other	(16,341)	(15,663)	(45,922)	(42,064)

Consolidated operating income	$48,713	$50,694	$95,466	$175,573

Adjusted EBITDA
Ameristar St. Charles	$20,333	$24,704	$64,995	$77,113
Ameristar East Chicago	7,814	10,316	21,876	41,255
Ameristar Kansas City	19,310	19,228	55,497	59,933
Ameristar Council Bluffs	14,971	15,254	44,343	45,224
Ameristar Vicksburg	11,063	10,329	37,923	38,132
Ameristar Black Hawk	13,586	9,823	40,469	22,921
Jackpot Properties	5,240	5,813	14,646	16,292
Corporate and other	(11,100)	(11,025)	(33,786)	(31,754)

Consolidated Adjusted EBITDA	$81,217	$84,442	$245,963	$269,116

AMERISTAR CASINOS, INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED FINANCIAL DATA — CONTINUED
(Dollars in Thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

Operating income (loss) margins (1)
Ameristar St. Charles	20.7%	24.9%	22.4%	25.3%
Ameristar East Chicago	6.7%	10.6%	-28.5%	15.3%
Ameristar Kansas City	27.4%	26.1%	26.5%	27.0%
Ameristar Council Bluffs	31.8%	31.8%	31.1%	30.2%
Ameristar Vicksburg	27.2%	21.8%	30.2%	27.6%
Ameristar Black Hawk	21.9%	17.4%	22.3%	15.5%
Jackpot Properties	23.8%	24.2%	21.6%	23.3%
Consolidated operating income margin	16.3%	16.9%	10.7%	19.0%

Adjusted EBITDA margins (2)
Ameristar St. Charles	31.1%	34.3%	32.4%	34.7%
Ameristar East Chicago	14.1%	17.2%	13.5%	21.0%
Ameristar Kansas City	33.9%	33.4%	33.2%	34.0%
Ameristar Council Bluffs	38.6%	39.7%	38.2%	37.5%
Ameristar Vicksburg	40.5%	37.0%	43.3%	41.4%
Ameristar Black Hawk	34.4%	37.4%	35.5%	34.1%
Jackpot Properties	32.4%	33.7%	30.7%	33.2%
Consolidated Adjusted EBITDA margin	27.1%	28.2%	27.5%	29.1%

(1)	Operating income (loss) margin is operating income (loss) as a percentage of net revenues.

(2)	Adjusted EBITDA margin is Adjusted EBITDA as a percentage of net revenues.

RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED EBITDA
(Dollars in Thousands) (Unaudited)
     The following tables set forth reconciliations of operating income (loss), a GAAP financial measure, to Adjusted EBITDA, a non-GAAP financial measure.

	Three Months Ended September 30, 2010
			Impairment
			Loss and (Gain)		Deferred
	Operating	Depreciation	Loss on		Compensation	Non-Operational
	Income	and	Disposition	Stock-Based	Plan	Professional	Adjusted
	(Loss)	Amortization	of Assets	Compensation	Expense (1)	Fees	EBITDA
Ameristar St. Charles	$13,544	$6,520	$76	$193	$—	$—	$20,333
Ameristar East Chicago	3,686	4,046	3	79	—	—	7,814
Ameristar Kansas City	15,579	3,577	(4)	158	—	—	19,310
Ameristar Council Bluffs	12,320	2,525	—	126	—	—	14,971
Ameristar Vicksburg	7,440	3,480	—	143	—	—	11,063
Ameristar Black Hawk	8,634	4,838	(32)	146	—	—	13,586
Jackpot Properties	3,851	1,263	—	126	—	—	5,240
Corporate and other	(16,341)	767	—	2,346	1,081	1,047	(11,100)

Consolidated	$48,713	$27,016	$43	$3,317	$1,081	$1,047	$81,217

	Three Months Ended September 30, 2009
			Impairment
			Loss and		Deferred
	Operating	Depreciation	Loss on		Compensation
	Income	and	Disposition	Stock-Based	Plan	Pre-Opening	Adjusted
	(Loss)	Amortization	of Assets	Compensation	Expense (1)	Costs	EBITDA
Ameristar St. Charles	$17,952	$6,487	$—	$265	$—	$—	$24,704
Ameristar East Chicago	6,330	3,890	12	84	—	—	10,316
Ameristar Kansas City	15,006	3,909	81	232	—	—	19,228
Ameristar Council Bluffs	12,232	2,703	143	176	—	—	15,254
Ameristar Vicksburg	6,099	3,953	40	237	—	—	10,329
Ameristar Black Hawk	4,567	2,889	—	142	—	2,225	9,823
Jackpot Properties	4,171	1,475	—	167	—	—	5,813
Corporate and other	(15,663)	800	—	2,800	1,038	—	(11,025)

Consolidated	$50,694	$26,106	$276	$4,103	$1,038	$2,225	$84,442

(1)	Deferred compensation plan expense represents the change in the Company’s non-cash liability based on plan participant investment results. This expense is included in selling, general and administrative expenses in the accompanying condensed consolidated statements of operations.

RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED EBITDA — CONTINUED
(Dollars in Thousands) (Unaudited)

	Nine Months Ended September 30, 2010
			Impairment
			Loss and (Gain)		Deferred
	Operating	Depreciation	Loss on		Compensation	Non-Operational
	Income	and	Disposition	Stock-Based	Plan	Professional	Adjusted
	(Loss)	Amortization	of Assets	Compensation	Expense (1)	Fees	EBITDA
Ameristar St. Charles	$44,998	$19,386	$90	$521	$—	$—	$64,995
Ameristar East Chicago	(46,240)	11,847	56,032	237	—	—	21,876
Ameristar Kansas City	44,279	10,844	(48)	422	—	—	55,497
Ameristar Council Bluffs	36,144	7,850	—	349	—	—	44,343
Ameristar Vicksburg	26,457	11,023	14	429	—	—	37,923
Ameristar Black Hawk	25,462	14,652	(32)	387	—	—	40,469
Jackpot Properties	10,288	3,925	78	355	—	—	14,646
Corporate and other	(45,922)	2,294	4	7,896	895	1,047	(33,786)

Consolidated	$95,466	$81,821	$56,138	$10,596	$895	$1,047	$245,963

	Nine Months Ended September 30, 2009
			Impairment
			Loss and (Gain)		Deferred
	Operating	Depreciation	Loss on		Compensation		One-Time
	Income	and	Disposition	Stock-Based	Plan	Pre-Opening	Property Tax	Adjusted
	(Loss)	Amortization	of Assets	Compensation	Expense (1)	Costs	Adjustment	EBITDA
Ameristar St. Charles	$56,390	$20,102	$41	$580	$—	$—	$—	$77,113
Ameristar East Chicago	29,912	11,076	81	186	—	—	—	41,255
Ameristar Kansas City	47,613	11,772	32	516	—	—	—	59,933
Ameristar Council Bluffs	36,439	8,403	(3)	385	—	—	—	45,224
Ameristar Vicksburg	25,373	12,212	56	491	—	—	—	38,132
Ameristar Black Hawk	10,438	8,434	—	351	—	2,422	1,276	22,921
Jackpot Properties	11,472	4,449	(1)	372	—	—	—	16,292
Corporate and other	(42,064)	2,359	—	6,408	1,543	—	—	(31,754)

Consolidated	$175,573	$78,807	$206	$9,289	$1,543	$2,422	$1,276	$269,116

(1)	Deferred compensation plan expense represents the change in the Company’s non-cash liability based on plan participant investment results. This expense is included in selling, general and administrative expenses in the accompanying condensed consolidated statements of operations.

RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA
(Dollars in Thousands) (Unaudited)
     The following table sets forth a reconciliation of consolidated net income (loss), a GAAP financial measure, to consolidated Adjusted EBITDA, a non-GAAP financial measure.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Net income (loss)	$11,924	$14,462	$(2,290)	$58,643
Income tax provision	9,794	7,190	2,185	41,013
Interest expense, net of capitalized interest	28,065	30,100	96,564	72,617
Interest income	(114)	(122)	(338)	(390)
Other	(956)	(1,091)	(655)	(1,675)
Net (gain) loss on disposition of assets	(148)	264	(95)	99
Impairment of goodwill	—	—	21,438	—
Impairment of other intangible assets	191	—	34,791	—
Impairment of fixed assets	—	12	4	107
Depreciation and amortization	27,016	26,106	81,821	78,807
Stock-based compensation	3,317	4,103	10,596	9,289
Deferred compensation plan expense	1,081	1,038	895	1,543
Non-operational professional fees	1,047	—	1,047	—
Loss on early retirement of debt	—	155	—	5,365
Black Hawk hotel pre-opening costs	—	2,225	—	2,422
One-time non-cash adjustment to Black Hawk property taxes	—	—	—	1,276

Adjusted EBITDA	$81,217	$84,442	$245,963	$269,116

RECONCILIATION OF DILUTED EPS TO ADJUSTED DILUTED EPS
(Unaudited)
     The following table sets forth a reconciliation of diluted earnings (loss) per share (EPS), a GAAP financial measure, to adjusted diluted earnings per share (Adjusted EPS), a non-GAAP financial measure.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Diluted earnings (loss) per share (EPS)	$0.20	$0.25	$(0.04)	$1.01
Non-operational professional fees	0.01	—	0.01	—
Impairment loss on East Chicago intangible assets	—	—	0.56	—
Black Hawk hotel pre-opening expenses	—	0.02	—	0.03
Loss on early retirement of debt	—	—	—	0.06
One-time non-cash adjustment to Black Hawk property taxes	—	—	—	0.01

Adjusted diluted earnings per share (Adjusted EPS)	$0.21	$0.27	$0.53	$1.11

Use of Non-GAAP Financial Measures
Securities and Exchange Commission Regulation G, “Conditions for Use of Non-GAAP Financial Measures,” prescribes the conditions for use of non-GAAP financial information in public disclosures. We believe our presentation of the non-GAAP financial measures Adjusted EBITDA and Adjusted EPS are important supplemental measures of operating performance to investors. The following discussion defines these terms and explains why we believe they are useful measures of our performance.
Adjusted EBITDA is a commonly used measure of performance in the gaming industry that we believe, when considered with measures calculated in accordance with United States generally accepted accounting principles, or GAAP, gives investors a more complete understanding of operating results before the impact of investing and financing transactions, income taxes and certain non-cash and non-recurring items and facilitates comparisons between us and our competitors.
Adjusted EBITDA is a significant factor in management’s internal evaluation of total Company and individual property performance and in the evaluation of incentive compensation for employees. Therefore, we believe Adjusted EBITDA is useful to investors because it allows greater transparency related to a significant measure used by management in its financial and operational decision-making and because it permits investors similarly to perform more meaningful analyses of past, present and future operating results and evaluations of the results of core ongoing operations. Furthermore, we believe investors would, in the absence of the Company’s disclosure of Adjusted EBITDA, attempt to use equivalent or similar measures in assessment of our operating performance and the valuation of our Company. We have reported Adjusted EBITDA to our investors in the past and believe its inclusion at this time will provide consistency in our financial reporting.
Adjusted EBITDA, as used in this press release, is earnings before interest, taxes, depreciation, amortization, other non-operating income and expenses, stock-based compensation, deferred compensation plan expense, non-operational professional fees, impairment charges related to intangible assets, pre-opening costs and a one-time Black Hawk property tax adjustment. In future periods, the calculation of Adjusted EBITDA may be different than in this release. The foregoing tables reconcile Adjusted EBITDA to operating income (loss) and net income (loss), based upon GAAP.
Adjusted EPS, as used in this press release, is diluted earnings (loss) per share, excluding the after-tax per-share impacts of non-operational professional fees, impairment charges related to intangible assets, pre-opening expenses, the one-time Black Hawk property tax adjustment and the loss on early debt retirement. Management adjusts EPS, when deemed appropriate, for the evaluation of operating performance because we believe that the exclusion of certain items is necessary to provide the most accurate measure of our core operating results and as a means to compare period-to-period results. We have chosen to provide this information to investors to enable them to perform more meaningful analysis of past, present and future operating results and as a means to evaluate the results of our core ongoing operations. Adjusted EPS is a significant factor in the internal evaluation of total Company performance. Management believes this measure is used by investors in their assessment of our operating performance and the valuation of our Company. In future periods, the adjustments we make to EPS in order to calculate Adjusted EPS may be different than or in addition to those made in this release. The foregoing table reconciles EPS to Adjusted EPS.
Limitations on the Use of Non-GAAP Measures
The use of Adjusted EBITDA and Adjusted EPS has certain limitations. Our presentation of Adjusted EBITDA and Adjusted EPS may be different from the presentations used by other companies and therefore comparability among companies may be limited. Depreciation expense for various long-term assets, interest expense, income taxes and other items have been and will be incurred and are not reflected in the presentation of Adjusted EBITDA. Each of these items should also be considered in the overall evaluation of our results. Additionally, Adjusted EBITDA does not consider capital expenditures and other investing activities and should not be considered as a measure of our liquidity. We compensate for these limitations by providing the relevant disclosure of our depreciation, interest and income tax expense, capital expenditures and other items both in our reconciliations to the GAAP financial measures and in our consolidated financial statements, all of which should be considered when evaluating our performance.
Adjusted EBITDA and Adjusted EPS should be used in addition to and in conjunction with results presented in accordance with GAAP. Adjusted EBITDA and Adjusted EPS should not be considered as an alternative to net income, operating income or any other operating performance measure prescribed by GAAP, nor should these measures be relied upon to the exclusion of GAAP financial measures. Adjusted EBITDA and Adjusted EPS reflect additional ways of viewing our operations that we believe, when viewed with our GAAP results and the reconciliations to the corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting our business than could be obtained absent this disclosure. Management strongly encourages investors to review our financial information in its entirety and not to rely on a single financial measure.
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